Bonanza Creek Energy Announces Fourth Quarter and Full-Year 2018 Results

DENVER, February 27, 2019 - Bonanza Creek Energy, Inc. (NYSE: BCEI) (the "Company" or "Bonanza Creek") today announced its fourth quarter and full-year 2018 financial results and has posted an updated investor presentation on its corporate website.

Highlights of the fourth quarter and full-year 2018 include:

•	Net oil and gas revenue of $66.2 million and $276.7 million for the three and twelve months ended December 31, 2018, respectively

•	Wattenberg lease operating expenses of $3.27 per Boe and $4.76 per Boe for the three and twelve months ended December 31, 2018, respectively

•	Rocky Mountain Infrastructure ("RMI") operating expenses of $1.06 per Boe and $1.35 per Boe for the three and twelve months ended December 31, 2018, respectively

•	GAAP net income of $106.1 million, or $5.15 per diluted share, and $168.2 million, or $8.16 per diluted share, for the three and twelve months ended December 31, 2018, respectively

•	Adjusted EBITDAX(1) of $41.9 million and $144.8 million for the three and twelve months ended December 31, 2018, respectively

•	Year-end 2018 Wattenberg reserves of 116.8 MMBoe, up 29% from prior year-end reserves with PV-10 growth of 60% to $955.0 million(2)
(1) Adjusted EBITDAX is a non-GAAP measure. Please see Schedule 5 at the end of this release for additional disclosures related to Adjusted EBITDAX and a reconciliation to net income (loss) (GAAP).
(2) PV-10 is a non-GAAP measure. Please see Schedule 6 at end of this release for additional disclosures related to PV-10 and a reconciliation to Standardized Measure (GAAP).

Eric Greager, Chief Executive Officer of Bonanza Creek, commented, "We exited 2018 with significant momentum as adjusted EBITDAX increased to $41.9 million in the fourth quarter of 2018, up 9% sequentially from third quarter of 2018. Our results continue to demonstrate the quality of our assets and our technical and operational capabilities. Our returns focused capital program, combined with an improved cost structure, provide a disciplined path to achieving greater than 30% Wattenberg production growth while maintaining leverage of approximately 0.5x in 2019.”

Fourth Quarter 2018 Results

During the fourth quarter of 2018, the Company reported Wattenberg average daily sales of 17.7 Mboe per day, which increased 5% from the third quarter 2018, driven by high-intensity completion designs and consistently low gathering system pressures on the Company's RMI system. Product mix for the fourth quarter of 2018 was 62% oil, 17% NGLs, and 21% residue natural gas. During the fourth quarter of 2018, the Company drilled 28 gross (21.8 net) operated wells, 8 of which were extended reach lateral ("XRL") wells, and turned to sales 17 gross (12.8 net) operated wells, 9 of which were XRL wells.

The table below provides operating statistics for our Wattenberg assets.

	Three Months Ended(1)			Twelve Months Ended(1)
	12/31/2018	12/31/2017	% Change	12/31/2018	12/31/2017	% Change
Avg. Daily Sales Volumes:
Crude oil (Bbls/d)	11,039	6,762	63%	9,589	6,646	44%
Natural gas (Mcf/d)	22,627	17,397	30%	20,297	19,597	3%
Natural gas liquids (Bbls/d)	2,928	2,311	27%	2,872	2,869	--
Crude oil equivalent (Boe/d)	17,738	11,972	48%	15,844	12,782	23%

Product Mix
Crude oil	62%	56%		61%	52%
Natural gas	21%	25%		21%	26%
Natural gas liquids	17%	19%		18%	22%

Average Sales Prices (before derivatives)(2):
Crude oil (per Bbl)	$52.70	$51.30	3%	$58.82	$46.81	25%
Natural gas (per Mcf)	$2.68	$2.08	29%	$2.36	$2.20	7%
Natural gas liquids (per Bbl)	$23.74	$19.66	21%	$21.63	$16.77	29%
Crude oil equivalent (per Boe)	$40.14	$35.79	12%	$42.55	$31.48	35%

(1) Results for three and twelve months ended are for Wattenberg only. Please see tables in the back of this press release and the Annual Report on Form 10-K filed on February 27, 2019 for total Company operating statistics.
(2) 2017 does not include the impacts of adoption ASC 606. Please refer to Note 2 - Revenue Recognition in Annual Report on Form 10-K filed on February 27, 2019 for more information.

Net oil and gas revenue for the fourth quarter of 2018 was $66.2 million compared to $74.4 million for the third quarter of 2018. The decrease in fourth quarter 2018 net revenue compared to third quarter was primarily a result of the sale of production associated with the Mid-Continent divestiture in August of 2018. Crude oil accounted for approximately 83% of total revenue in the fourth quarter. Differentials for the Company's Wattenberg oil production during the quarter averaged approximately $5.53 per barrel off of NYMEX WTI.

Wattenberg LOE for the fourth quarter of 2018 on a unit basis decreased by 23% to $3.27 per Boe from $4.26 per Boe in the third quarter of 2018 and compared favorably to fourth quarter guidance of $3.90 per Boe to $4.30 per Boe. Additionally, RMI operating expenses for the fourth quarter were $1.06 per Boe compared to $1.00 per Boe in the third quarter of 2018 and fourth quarter guidance of $1.20 per Boe to $1.40 per Boe.

Unit operating expenses continue to benefit from lower regulatory, compliance, and labor costs. Additionally, the Company’s completed compressor replacement program resulted in significant reductions in maintenance and rental costs. Unit operating expenses have also benefited from new well production, re-use of centralized facilities and well maintenance activities, which have helped improve base production performance.

Production taxes in the fourth quarter of 2018 were positively impacted by a $5.1 million net ad valorem tax settlement. The $5.1 ad valorem settlement is net of $2.3 million due to the Company's associated interest owners and is presented as a reimbursement in the severance and ad valorem taxes line items in the 2018 financial statements in the back of this press release. Please see the Company's Form 10-K filed on February 27, 2019 for more information regarding this settlement.

The Company continued to benefit from multiple delivery points on the RMI system in the fourth quarter. The Company’s fourth gas processor (Cureton Midstream) brought online a 60 MMcf per day cryogenic gas processing plant in the fourth quarter, further enhancing the Company’s downstream optionality. This delivery point flexibility, combined with consistently low line pressures on RMI, have helped ensure minimal production constraints. Line pressure on the Company’s RMI system has remained consistent between 50 and 100 psi, well below typical field-wide operating pressures outside of RMI. The Company's 2018 development program did not experience constraints or delays due to access to third-party gas processing, nor does the Company anticipate any constraints in 2019.

The Company's general and administrative ("G&A") expense was $12.1 million for the fourth quarter of 2018, which includes $2.2 million in stock compensation. Cash G&A expense, which excludes stock compensation, was $9.9 million for the fourth quarter and totaled $35.3 million for the full-year. Cash G&A is a non-GAAP measure. Please see Schedule 7 at the end of this release for a reconciliation from GAAP figure of general and administrative expense to cash G&A.

2018 Proved Reserves, Costs Incurred, and Finding and Development Costs

As previously reported, Bonanza Creek’s year-end 2018 proved reserves were 116.8 MMBoe, a 29% increase from year-end 2017 Wattenberg reserves.  The Company's year-end 2018 proved reserves were comprised of 64.4 MMbbls of oil, 24.9 MMbbls of NGLs, and 165.0 Bcf of natural gas and were 42% proved developed producing. At year-end the Company’s proved reserves PV-10 utilizing Securities and Exchange Commission ("SEC") pricing was $955.0 million. Bonanza Creek’s independent reserve engineering firm, Netherland, Sewell & Associates, Inc., completed its estimate of the Company’s year-end 2018 proved reserves in accordance with SEC guidelines using pricing of $65.56 per barrel for crude oil and $3.10 per million British Thermal Units (MMBtu) for natural gas. Please see Schedule 6 at the end of this release for information on SEC pricing and a reconciliation of PV-10 to the GAAP figure “Standardized Measure of Oil and Gas.”

A breakout of the Company’s costs incurred are provided in the table below.

(in thousands)	For the Year Ended December 31, 2018

Acquisition(1)	$2,861
Development(2)	304,197
Exploration	294
Total(3)	$307,352

(1)	Acquisition costs for unproved properties were $2.5 million in 2018. Acquisition costs for proved properties were $0.4 million in 2018.

(2)	Development costs include workover costs of $4.3 million.

(3)	Includes amounts relating to asset retirement obligations of ($9.0) million.

Proved Reserve Roll-Forward

MBoe
Balance as of December 31, 2017	102,022
Divestitures	(11,157)
Extensions, discoveries, and infills	28,832
Revisions to previous estimates	6,024
Locations Removal	(2,527)
Production	(6,409)
Balance as of December 31, 2018	116,785

Conference Call Information

The Company will host a conference call to discuss these financial and operating results on February 28, 2019 at 10:00 a.m. Mountain Time (12:00 p.m. Eastern Time). A webcast of the live event, as well as a replay, will be available on the Investor Relations section of the Company’s website at www.bonanzacrk.com. Dial-in information for the conference call is included below.

Type	Phone Number	Passcode
Live participant	877-793-4362	3582918
Replay	855-859-2056	3582918

About Bonanza Creek Energy, Inc.

Bonanza Creek Energy, Inc. is an independent oil and natural gas company engaged in the acquisition, exploration, development, and production of onshore oil and associated liquids-rich natural gas in the United States. The Company’s assets and operations are concentrated in the Rocky Mountain region in the Wattenberg Field, focused on the Niobrara and Codell formations. The Company’s common shares are listed for trading on the NYSE under the symbol: “BCEI.” For more information about the Company, please visit www.bonanzacrk.com. Please note that the Company routinely posts important information about the Company under the Investor Relations section of its website.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. All statements, other than statements of historical facts, included in this press release that address activities, events or developments that the Company expects, believes or anticipates will or may occur in the future are forward-looking statements. These statements are based on certain assumptions made by the Company based on management’s experience, perception of historical trends and technical analyses, current conditions, anticipated future developments and other factors believed to be appropriate and reasonable by management. When used in this press release, the words “will,” “potential,” “believe,” “estimate,” “intend,” “expect,” “may,” “should,” “anticipate,” “could,” “plan,” “predict,” “project,” “profile,” “model” or their negatives, other similar expressions or the statements that include those words, are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These statements include statements regarding development and completion expectations and strategy; decreasing operating and capital costs; impact of the Company's reorganization; and initial 2019 guidance. Such statements are subject to a number of assumptions, risks and uncertainties, many of which are beyond the control of the Company, that may cause actual results to differ materially from those implied or expressed by the forward-looking statements, including the following: changes in natural gas, oil and NGL prices; general economic conditions, including the performance of financial markets and interest rates; drilling results; shortages of oilfield equipment, services and personnel; operating risks such as unexpected drilling conditions; ability to acquire adequate supplies of water; risks related to derivative instruments; access to adequate gathering systems and pipeline take-away capacity; and pipeline and refining capacity constraints. Further information on such assumptions, risks and uncertainties is available in the Company’s SEC filings. We refer you to the discussion of risk factors in our Annual Report on Form 10-K for the year ended December 31, 2018, filed on February 28, 2019, and other filings submitted by us to the Securities Exchange Commission. The Company’s SEC filings are available on the Company’s website at www.bonanzacrk.com and on the SEC’s website at www.sec.gov. All of the forward-looking statements made in this press release are qualified by these cautionary statements. Any forward-looking statement speaks only as of the date on which such statement is made, including guidance, and the Company undertakes no obligation to correct or update any forward-looking statement, whether as a result of new information, future events or otherwise, except as required by applicable law.

For further information, please contact:
Doug Atkinson
Senior Manager, Investor Relations
720-225-6690
datkinson@bonanzacrk.com

Schedule 1: Statement of Operations
(in thousands, expect for per share amounts, unaudited)

	Successor
	Three Months Ended December 31,
	2018	2017
Operating net revenues:
Oil and gas sales	$66,213	$50,189
Operating expenses:
Lease operating expense	5,099	10,066
Gas plant and midstream operating expense	1,679	3,314
Gathering, transportation, and processing	2,985	—
Severance and ad valorem taxes(1)	1,211	4,748
Exploration	47	3,386
Depreciation, depletion and amortization	13,824	9,126
Abandonment and impairment of unproved properties	(138)	—
General and administrative (including $2,224 and $1,035, respectively, of stock compensation)	12,103	11,356
Total operating expenses	36,810	41,996
Income from operations	29,403	8,193
Other income (expense):
Derivative gain (loss)	77,103	(12,603)
Interest expense	(833)	(313)
Gain on sale of properties	604	—
Other income (loss)	(183)	(1,421)
Total other income (expense)	76,691	(14,337)
Income (loss) from operations before taxes	106,094	(6,144)
Income tax benefit	—	376
Net Income (loss)	$106,094	$(5,768)

Net Income (loss) per basic common share*	$5.16	$(0.28)

Net Income (loss) per diluted common share*	$5.15	$(0.28)

Basic weighted-average common shares outstanding	20,544	20,454
Diluted weighted-average common shares outstanding	20,588	20,454

•
The Successor Company follows the treasury stock method to compute basic and diluted net income (loss) per share. Please refer to Note 14 – Earnings per Share in the Form 10-K, for a detailed calculation.

(1) Includes $5.1 million reimbursement related to an ad valorem tax settlement. Please refer to Note 8 - Commitment and Contingencies in the Form 10-K for additional information.

	Successor		Predecessor
	Twelve Months Ended December 31, 2018	April 29, 2017 through December 31, 2017	January 1, 2017 through April 28, 2017
Operating net revenues:
Oil and gas sales	$276,657	$123,535	$68,589
Operating expenses:
Lease operating expense	34,825	25,862	13,128
Gas plant and midstream operating expense	10,788	8,341	3,541
Gathering, transportation, and processing	9,732	—	—
Severance and ad valorem taxes(1)	18,999	9,590	5,671
Exploration	291	3,745	3,699
Depreciation, depletion and amortization	41,883	21,312	28,065
Abandonment and impairment of unproved properties	5,271	—	—
Unused commitments	21	—	993
General and administrative expense (including $7,156, $11,630, and $2,116 respectively, of stock-based compensation)	42,453	42,676	15,092
Total operating expenses	164,263	111,526	70,189
Income (loss) from operations	112,394	12,009	(1,600)
Other income (expense):
Derivative gain (loss)	30,271	(15,365)	—
Interest expense	(2,603)	(773)	(5,656)
Gain on sale of properties	27,324	—	—
Reorganization items, net	—	—	8,808
Other income (loss)	800	(1,267)	1,108
Total other income (expense)	55,792	(17,405)	4,260
Income (loss) from operations before taxes	168,186	(5,396)	2,660
Income tax benefit	—	376	—
Net income (loss)	$168,186	$(5,020)	$2,660

Net income (loss) per basic common share*	$8.20	$(0.25)	$0.05

Net income (loss) per diluted common share*	$8.16	$(0.25)	$0.05

Basic weighted-average common shares outstanding	20,507	20,427	49,559
Diluted weighted-average common shares outstanding	20,603	20,427	50,971

•
The Predecessor Company followed the two-class method when computing the basic and diluted income (loss) per share, which allocates earnings between common shareholders and unvested participating securities. The Successor Company follows the treasury stock method to compute basic and diluted net income (loss) per share. Please refer to Note 14 – Earnings per Share in the Form 10-K, for a detailed calculation.

(1) Includes $5.1 million reimbursement related to an ad valorem tax settlement. Please refer to Note 8 - Commitment and Contingencies in the Form 10-K for additional information.

Schedule 2: Statement of Cash Flows
(in thousands, unaudited)

	Successor
	Three Months Ended December 31,
	2018	2017
Cash flows from operating activities:
Net income (loss)	$106,094	$(5,768)
Adjustments to reconcile net loss to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	13,824	9,126
Abandonment and impairment of unproved properties	(138)	—
Well abandonment costs and dry hole expense	—	—
Stock-based compensation	2,223	1,035
Amortization of deferred financing costs and debt premium	30	—
Gain on sale of properties	(604)	—
Derivative (gain) loss	(77,103)	12,603
Derivative cash settlements	1,784	(1,464)
Inventory write-off	248	1,758
Other	(3,559)	4
Changes in current assets and liabilities:
Accounts receivable	(4,165)	(2,450)
Prepaid expenses and other assets	1,231	(1,899)
Accounts payable and accrued liabilities	10,255	3,441
Settlement of asset retirement obligations	(544)	(231)
Net cash provided by (used in) operating activities	49,576	16,155
Cash flows from investing activities:
Acquisition of oil and gas properties	(963)	(309)
Exploration and development of oil and gas properties	(107,411)	(34,020)
Additions to property and equipment - non oil and gas	(47)	(210)
Net cash provided by (used in) investing activities	(108,421)	(34,539)
Cash flows from financing activities:
Proceeds from Current Credit Facility	50,000	—
Proceeds from Prior Credit Facility	30,000	—
Payments to Prior Credit Facility	(30,000)	—
Deferred financing costs	(2,239)	—
Net cash provided by (used in) financing activities	47,761	—
Net change in cash, cash equivalents, and restricted cash:	(11,084)	(18,384)
Cash, cash equivalents, and restricted cash:
Beginning of period	24,086	31,166
End of period	$13,002	$12,782

	Successor		Predecessor
	Twelve Months Ended December 31, 2018	April 29, 2017 through December 31, 2017	January 1, 2017 through April 28, 2017
Cash flows from operating activities:
Net income (loss)	$168,186	$(5,020)	$2,660
Adjustments to reconcile net income (loss) to net cash provided by (used in) operating activities:
Depreciation, depletion and amortization	41,883	21,312	28,065
Non-cash reorganization items	—	—	(44,160)
Abandonment and impairment of unproved properties	5,271	—	—
Well abandonment costs and dry hole expense	—	75	2,931
Stock-based compensation	7,156	11,630	2,116
Amortization of deferred financing costs and debt premium	30	—	374
Derivative (gain) loss	(30,271)	15,365	—
Derivative cash settlements	(18,160)	(1,464)	—
Gain on sale of oil and gas properties	(27,324)	—	—
Inventory write-offs	248	1,758	—
Other	(3,559)	11	18
Changes in current assets and liabilities:
Accounts receivable	(46,988)	(4,477)	(6,640)
Prepaid expenses and other assets	2,214	(1,979)	963
Accounts payable and accrued liabilities	19,953	(8,470)	(5,880)
Settlement of asset retirement obligations	(2,041)	(1,167)	(331)
Net cash provided by (used in) operating activities	116,598	27,574	(19,884)
Cash flows from investing activities:
Acquisition of oil and gas properties	(2,892)	(5,383)	(445)
Exploration and development of oil and gas properties	(264,231)	(76,384)	(5,123)
Proceeds from sale of oil and gas properties	103,134	—	—
Additions to property and equipment - non oil and gas	(387)	(874)	(454)
Net cash used in investing activities	(164,376)	(82,641)	(6,022)
Cash flows from financing activities:
Proceeds from Current Credit Facility	50,000
Proceeds from Prior Credit Facility	90,000
Payments to Prior Credit Facility	(90,000)
Payments to predecessor credit facility	—	—	(191,667)
Proceeds from sale of common stock	—	—	207,500
Payment of employee tax withholdings in exchange for the return of common stock	(863)	(2,398)	(427)
Deferred financing costs	(2,239)	—	—
Proceeds from exercise of stock options	1,100	—	—
Net cash provided by (used in) financing activities	47,998	(2,398)	15,406
Net change in cash, cash equivalents, and restricted cash	220	(57,465)	(10,500)
Cash, cash equivalents, and restricted cash:
Beginning of period	12,782	70,247	80,747
End of period	$13,002	$12,782	$70,247

Schedule 3: Balance Sheets
(in thousands, unaudited)

	Successor
	As of December 31,
	2018	2017
ASSETS
Current assets:
Cash and cash equivalents	$12,916	$12,711
Accounts receivable:
Oil and gas sales	31,799	28,549
Joint interest and other	47,577	3,831
Prepaid expenses and other	4,633	6,555
Inventory of oilfield equipment	3,478	1,019
Derivative asset	34,408	488
Total current assets	134,811	53,153
Property and equipment (successful efforts method):
Proved properties	719,198	555,341
Less: accumulated depreciation, depletion and amortization	(52,842)	(17,032)
Total proved properties, net	666,356	538,309
Unproved properties	154,352	183,843
Wells in progress	93,617	47,224
Other property and equipment, net of accumulated depreciation of $2,546 in 2018 and $2,224 in 2017	3,649	4,706
Total property and equipment, net	917,974	774,082
Long-term derivative asset	3,864	6
Other noncurrent assets	4,885	3,130
Total assets	$1,061,534	$830,371
LIABILITIES AND STOCKHOLDERS’ EQUITY
Current liabilities:
Accounts payable and accrued expenses	$79,390	$62,129
Oil and gas revenue distribution payable	19,903	15,667
Derivative liability	183	11,423
Total current liabilities	99,476	89,219
Long-term liabilities:
Credit facility	50,000	—
Ad valorem taxes	18,740	11,584
Long-term derivative liability	—	2,972
Asset retirement obligations for oil and gas properties	29,405	38,262
Total liabilities	197,621	142,037
Commitments and contingencies
Stockholders’ equity:
Successor preferred stock, $.01 par value, 25,000,000 shares authorized, none outstanding as of December 31, 2018 and 2017	—	—
Successor common stock, $.01 par value, 225,000,000 shares authorized, 20,543,940 and 20,453,549 issued and outstanding as of December 31, 2018 and 2017, respectively	4,286	4,286
Additional paid-in capital	696,461	689,068
Retained earnings (deficit)	163,166	(5,020)
Total stockholders’ equity	863,913	688,334
Total liabilities and stockholders’ equity	$1,061,534	$830,371

Schedule 4: Per unit operating margins
(unaudited)

	For the Three Months Ended December 31,			For the Twelve Months Ended December 31,
	2018	2017	Percent Change	2018	2017	Percent Change
Crude Oil Equivalent Sales Volumes (Boe)	1,632,776	1,357,028	20%	6,413,777	5,838,306	10%

Per Unit Costs ($/Boe)
Realized price (before derivatives)(1)	$40.14	$36.73	10%	$42.83	$32.65	31%
LOE	$3.12	$7.42	(58)%	$5.43	$6.68	(19)%
Midstream expense	$1.03	$2.44	(58)%	$1.68	$2.04	(17)%
Severance and Ad Valorem	$0.74	$3.50	(79)%	$2.96	$2.61	13%
Cash General and Administrative (2)	$6.05	$7.61	(20)%	$5.50	$7.54	(27)%
Total cash operating costs	$10.94	$20.97	(48)%	$15.57	$18.87	(17)%
Cash operating margin (before derivatives)	$29.20	$15.76	85%	$27.26	$13.78	98%
Derivative Cash Settlements	$1.09	$(1.07)	—%	$(2.83)	$(0.25)	—%
Cash operating margin (after derivatives)	$30.29	$14.69	106%	$24.43	$13.53	81%

Non-cash items
Depreciation Depletion and Amortization	$8.47	$6.72	26%	$6.53	$8.46	(23)%
Non-cash General and Administrative	$1.36	$0.76	79%	$1.12	$2.35	(53)%

(1)Crude oil and natural gas sales excludes $0.7 million, $0.3 million, $1.9, and $1.0 million of oil transportation revenues from third parties, which do not have associated sales volumes for three months ended December 31 2018 and 2017 and for the year ended December 31, 2018 and 2017, respectively.

(2) Cash general and administrative expense excludes stock based compensation of $2.2 million and $1.0 million for the three-month periods ended December 31, 2018 and 2017, respectively, and $7.2 million and $13.7 million for the twelve-month periods ended December 31, 2018 and 2017, respectively.

Schedule 5: Adjusted EBITDAX
(in thousands, unaudited)

Adjusted EBITDAX is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines adjusted EBITDAX as earnings before interest expense, income taxes, depreciation, depletion, amortization, impairment, exploration expenses and other similar non-cash and non-recurring charges. Adjusted EBITDAX is not a measure of net income (loss) or cash flows as determined by GAAP.

The following table presents a reconciliation of GAAP financial measures of net income (loss) to the non-GAAP financial measure of Adjusted EBITDAX.

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2018	2017	2018	2017
Net Income (loss)	$106,094	$(5,768)	$168,186	$(2,360)
Exploration	47	3,386	291	7,444
Depreciation, depletion and amortization	13,824	9,126	41,883	49,377
Abandonment and impairment of unproved properties	(138)	—	5,271	—
Stock-based Compensation (1)	2,224	1,035	7,156	13,746
Cash severance costs (1)	—	—	279	1,605
Unused commitments	—	—	21	—
Gain on sale of oil and gas properties	(604)	—	(27,324)	—
Ad valorem reimbursement(2)	(5,134)		(5,134)
Advisor fees related to CEO search and strategic alternatives(1)	—	2,774	—	2,774
Deferred financing costs amortization	30	—	30	374
Pre-petition advisory fees(1)	—	—	—	683
Post-petition restructuring fees(1)	—	—	—	3,740
Reorganization items	—	—	—	(8,808)
Interest expense	833	313	2,603	6,429
Derivative (gain) loss	(77,103)	12,603	(30,271)	15,365
Derivative cash settlements	1,784	(1,464)	(18,160)	(1,464)
Income tax (benefit)	—	(376)	—	(376)
Adjusted EBITDAX	$41,857	$21,629	$144,831	$88,529

(1) Included as a portion of general and administrative expense on the consolidated statement of operations.
(2) $5.1 million reimbursement related to an ad valorem tax settlement. Please refer to the Form 10-K for additional information.

Schedule 6: PV-10 of Estimated Proved Reserves

PV-10 is derived from the Standardized Measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the Standardized Measure on a pre-tax basis. PV-10 is equal to the Standardized Measure at the applicable date, before deducting future income taxes, discounted at 10%. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated net proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas properties. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas properties. PV-10, however, is not a substitute for the Standardized Measure. Our PV-10 measure and the Standardized Measure do not purport to present the fair value of our proved oil and natural gas reserves.
The following table presents a reconciliation of non-GAAP financial measure of PV-10 to the GAAP Standardized Measure.

December 31,
(in thousands)	2018

PV-10 (1)	$954,980
Present value of future income taxes discounted at 10% (2)	—
Standardized Measure	$954,980

(1) The 12-month average benchmark pricing used to estimate SEC proved reserves and PV-10 value for crude oil and natural gas was $65.56 per Bbl of WTI crude oil and $3.10 per MMBtu of natural gas at Henry Hub before differential adjustments. After differential adjustments, the Company's SEC pricing realizations for year-end 2018 were $59.29 per Bbl of oil, $22.06 per Bbl of NGLs, and $2.28 per Mcf of natural gas.

(2) The tax basis of the Company's oil and gas properties as of December 31, 2018 provides more tax deduction than income generation when reserve estimates were prepared using 2018 SEC pricing.

Schedule 7: Cash G&A
(in thousands, unaudited)

Cash G&A is a supplemental non-GAAP financial measure that is used by management and external users of the Company’s consolidated financial statements, such as industry analysts, investors, lenders and rating agencies. The Company defines cash G&A as GAAP general and administrative expense exclusive of the Company's stock based compensation. The Company refers to cash G&A to provide typical cash G&A costs that are planned for in a given period. Cash G&A is not a fully inclusive measure of general and administrative expense as determined by GAAP.

The following table presents a reconciliation of GAAP financial measures of G&A expense to the non-GAAP financial measure of cash G&A.

	Three Months Ended		Twelve Months Ended
	12/31/2018	12/31/2017	12/31/2018	12/31/2017
General and Administrative Expense	$12,103	$11,356	$42,453	$57,768
Stock Compensation	(2,224)	(1,035)	(7,156)	(13,746)
Cash G&A	9,879	10,321	35,297	44,022